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                                                                    EXHIBIT 4.47



                           SIXTH AMENDMENT TO AMENDED
                         AND RESTATED CREDIT AGREEMENT


     THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment"), dated this 7th day of August, 1998, is made by and between INSTEEL INDUSTRIES, INC., a North Carolina corporation (the "Borrower"), and FIRST UNION NATIONAL BANK, a national banking association (the "Bank"), and amends the Amended and Restated Credit Agreement, dated January 26, 1996, as amended by First Amendment thereto, dated April 11, 1997, by Second Amendment thereto, dated as of April 30, 1997, by Third Amendment thereto, dated November 17, 1997, by Fourth Amendment thereto, dated January 6, 1998, and by Fifth Amendment thereto, dated as of March 27, 1998 (the Amended and Restated Credit Agreement, as amended, modified, restated or supplemented from time to time, being hereinafter referred to as the "Credit Agreement"). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

                                    RECITALS

     A. Pursuant to the Credit Agreement, the Bank has made available to the Borrower a Revolving Line of Credit in the amount of $60,000,000 and a Letter of Credit Facility in the amount of $5,000,000.

     B. Borrower has requested that the Bank (i) amend the definition of Applicable Margin (as defined in the Loan Agreement) and (ii) amend the financial covenant contained in Section 8.16 of the Loan Agreement.

     C. The Bank has agreed to such requests and the Borrower and the Bank have therefore agreed to amend the Credit Agreement as set forth herein.

                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Borrower and the Bank hereby agree as follows:

                                   ARTICLE I

                         AMENDMENTS TO CREDIT AGREEMENT

     The Credit Agreement, upon receipt of the amendment fee described below, is amended as follows:

     1.1 Defined Terms. Section 1.1 of the Credit Agreement is amended by deleting the definition of "Applicable Margin" in its entirety and by substituting in lieu thereof the following:
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                                                                    EXHIBIT 4.47


          "Applicable Margin" shall mean, on and after June 27, 1998, the marginal rate of interest and the marginal facility fee rate which shall be paid by Borrower which shall be equal to, in the case of the LIBOR Rate, two percent (2%), and, in the case of the facility fee, three-eighths of one percent (0.575%).

     1.2  Amendment Fee. A new Section 4.8, Amendment Fee, is added as follows:

          "4.8 Amendment Fee. Borrower shall pay to Bank an amendment fee of $81,250, which shall be fully earned and non-refundable on the date of the execution by Borrower of the Sixth Amendment to this Agreement and shall be paid concurrently with the execution and delivery of the same by Borrower."

     1.3 Negative Covenants. Section 8.16, Funded Debt TO EBITDA Ratio, is amended in its entirety to read as follows:

          "8.16 Funded Debt TO EBITDA Ratio. Permit the Funded Debt to EBITDA Ratio to be greater than (a) 5.0 to 1.0 for the four (4) Fiscal Quarters ending June 27, 1998 and (b) 3.5 to 1.0 at the end of each Fiscal Quarter thereafter for the four (4) Fiscal Quarters then ended."


                                   ARTICLE II


                         REPRESENTATIONS AND WARRANTIES


     The Borrower hereby represents and warrants to the Bank that:

     2.1 Acknowledgment of Obligations. As of the close of business on August 5, 1998, the aggregate principal amount of Revolving Loans owing by the Borrower was in the sum of $40,206,999.99, the aggregate amount of Letter of Credit Obligations owing by the Borrower was in the sum of $3,271,436.95, and the aggregate amount of Bankers' Acceptance Obligations owing by the Borrower was in the sum of $-0-, and that all such Obligations are due and owing by the Borrower to the Bank without any defense, deduction, offset or counterclaim of any nature.

     2.2 Compliance With the Credit Agreement. As of the execution of this Amendment, the Borrower is in compliance with all of the terms and provisions set forth in the Loan Documents to be observed or performed by the Borrower, except where the failure of the Borrower to comply has been waived in writing by the Bank.

     2.3 Representations in Credit Agreement. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects.

     2.4  No Event of Default. No Default or Event of Default exists.



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                                                                    EXHIBIT 4.47


                                  ARTICLE III

                         MODIFICATION OF LOAN DOCUMENTS

     3.1 Loan Documents. Any individual or collective reference to any of the Loan Documents shall hereafter mean such Loan Document as amended by this Amendment, and as further amended, restated, supplemented or modified from time to time, including, without limitation, all references to the Credit Agreement, which shall mean the Credit Agreement as amended hereby and as further amended from time to time.

                                   ARTICLE IV

                                    GENERAL

     4.1 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement and the other Loan Documents, "hereinafter", "hereto", "hereof", or words of similar import, shall mean the Credit Agreement or the other Loan Documents, as the case may be, as amended by this Amendment.

     4.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

     4.3 Headings. The headings of this Amendment are for the purpose of reference only and shall not effect the construction of this Amendment.

     4.4 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE BANK EACH WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS.




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                                                                    EXHIBIT 4.47



     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered under seal by their duly authorized officers to be effective as of the date first above written.


ATTEST:                            INSTEEL INDUSTRIES, INC.



/s/ Gary D. Kniskern               By: /s/ Michael C. Gazmarian
--------------------                   ------------------------------
__________ Secretary                   Title: Chief Financial Officer
                                              and Treasurer

  [CORPORATE SEAL]



[SEAL]                             FIRST UNION NATIONAL BANK



                                   By: /s/ Richard J. Rizzo, Jr.
                                       -------------------------
                                       Title: Vice President



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